Exhibit 10.28

RESTRICTED STOCK UNIT AWARD AGREEMENT

Twin River Worldwide Holdings, Inc.

2015 Stock Incentive Plan

This Award Agreement (this “Agreement”) is made as of [●] (the “Grant Date”) between Twin River Worldwide Holdings, Inc. (the “Company”), and [●] (“Participant”), and is made pursuant to the terms of the Twin River Worldwide Holdings, Inc. 2015 Stock Incentive Plan (the “Plan”). Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.

Section 1.          Grant of Restricted Stock Units. The Company hereby grants to Participant, on the terms and conditions hereinafter set forth, a Restricted Stock Unit Award consisting of [●] restricted stock units (“Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan.

Section 2.          Vesting of the Restricted Stock Units.

a)	Generally. Except as otherwise provided herein, 1/3 of the Restricted Stock Units will vest on [●] of each of [●], [●] and [●], in each case subject to Participant’s continuous Service with the Company on the applicable vesting date.

b)	Death; Disability; Retirement; Termination Without Cause. Except as otherwise set forth in Section 2(c), upon the occurrence of Participant’s termination of Service due to Participant’s death, Disability, Retirement or termination by the Company without Cause, the Restricted Stock Units shall vest as to the number of Restricted Stock Units that would otherwise have vested on the next applicable vesting date in accordance with Section 2(a) (assuming Participant had remained in continuous Service with the Company on such date).

c)	Change in Control. Upon a Change in Control, the Restricted Stock Units shall fully vest, except to the extent that a Replacement Award is provided to Participant in lieu of the Restricted Stock Units. Upon the Involuntary Termination of Participant’s Service upon or within two years following the consummation date of a Change in Control, the Replacement Award shall fully vest.

Section 3.          Termination of Service. Subject to the provisions of Section 2, upon the occurrence of a termination of Participant’s Service for any reason, all unvested Restricted Stock Units shall be forfeited and Participant shall not be entitled to any compensation or other amount with respect to such forfeited Restricted Stock Units.

Section 4.          Settlement. Subject to Participant’s execution of a joinder to any applicable stockholders’ or similar agreement as may be requested by the Committee, all applicable Restricted Stock Units shall be settled immediately upon the applicable vesting date by the Company’s issuance and delivery to Participant of a number of shares of Common Stock equal to the number of vested Restricted Stock Units.

Section 5.          Purchase by the Company.

a)	Annual Purchases. Subject to Section 5(c), to the extent Participant then remains a director of the Company or an employee of the Company or any Affiliate (and subject to any limitations contained in the Regulatory Agreement, effective as of July 1, 2016, by and among the Company, the Rhode Island Department of Business Regulation, the Division of Lotteries of the Rhode Island Department of Revenue, Twin River Management Group, Inc., UTGR, Inc., and Premier Entertainment II, LLC (the “Regulatory Agreement”) or the Company’s financing agreements), during April of any year (an “April Put Period”) or October of any year (an “October Put Period”), at the request of Participant, the Company will purchase up to the number of shares of Common Stock that were settled pursuant to Section 4 (excluding any shares of Common Stock cancelled, withheld or returned to satisfy tax withholding or similar obligations) at least three years prior to the beginning of the applicable April Put Period or October Put Period for Fair Market Value; provided in any event that such shares of Common Stock were not previously purchased pursuant to this Section 5.

b)	Special Purchases. Subject to Section 5(c) (and subject to any limitations contained in the Regulatory Agreement or the Company’s financing agreements), at the request of Participant at any time following the earliest to occur of (i) the date of a Change in Control, (ii) the date of a bona fide underwritten public offering and sale of equity securities of the Company pursuant to one or more effective registration statements under the Securities Act, at the conclusion of which the aggregate number of shares of Common Stock that have been sold to the public equals at least 20% of the shares of Common Stock then outstanding (on a fully diluted basis) after giving effect to such sale, and which results in the Company receiving at least $25 million in gross proceeds from the sale, or (iii) the date that is 30 months following the date Participant’s Service terminates due to death, Disability, resignation or removal without Cause (any such applicable requested time, an “Applicable Time”), the Company will purchase up to the number of shares of Common Stock that were previously settled pursuant to Section 4 (excluding any shares of Common Stock cancelled, withheld or returned to satisfy tax withholding or similar obligations) for Fair Market Value; provided in any event that such shares of Common Stock were not previously purchased pursuant to this Section 5. For the avoidance of doubt, Participant’s rights pursuant to this Section 5(b) are in addition to, and not in lieu or in restriction of, Participant’s rights set forth in Section 5(a).

c)	Purchase Restrictions and Limitations. In the event that the Company would otherwise be required to purchase or cancel shares of Common Stock in excess of the amount permitted by the Regulatory Agreement or the Company’s financing agreements during any April Put Period or any October Put Period (each, a “Put Period”) or at any Applicable Time, then the number of shares of Common Stock requested to be purchased during the applicable Put Period or at the Applicable Time pursuant to this Section 5 will be reduced on a pro-rata basis by multiplying the number of shares of Common Stock requested to be purchased during the applicable Put Period or at the Applicable Time pursuant to this Section 5 by the Permitted Share Percentage for the applicable Put Period or the Applicable Time. The “Permitted Share Percentage” for an applicable Put Period or an Applicable Time means a percentage represented by a fraction, the numerator of which is (i) the maximum total dollar value which the Company could use to purchase or cancel shares of Common stock during the applicable Put Period or at the Applicable Time pursuant to this Section 5 without triggering the limitations imposed by this Section 5(c), and the denominator of which is (ii) the total dollar value necessary for the Company to purchase or cancel all shares of Common Stock that would otherwise be required to be purchased or cancelled by the Company.

Section 6.          Restrictions on Transfer. No Restricted Stock Units may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. In the event that Participant becomes legally incapacitated, Participant’s rights with respect to the Restricted Stock Units shall be exercisable by Participant’s legal guardian or legal representative. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon an Restricted Stock Units, shall be null and void and without effect. All shares of Common Stock underlying the Restricted Stock Units shall be subject to the transfer restrictions and rights of the Company set forth in Section 13.1 of the Plan (with respect to securities laws limitations on transfers). Notwithstanding the foregoing, Participant may, with the prior written consent of the Committee, make transfers of Restricted Stock Units to immediate family members or to a trust, the sole beneficiaries of which are immediate family members, in each case solely for estate planning purposes, in all instances subject to compliance with any applicable spousal consent requirements and all other applicable laws. Subject to Section 8, the restrictions set forth in this Section 6 shall not be applicable to any shares of Common Stock underlying Restricted Stock Units that vest under the terms of this Agreement and the Plan after the occurrence of an IPO.

Section 7.          Investment Representation. Upon any acquisition of the Common Stock underlying the Restricted Stock Units at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Common Stock, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Common Stock underlying the Restricted Stock Units shall be acquired unless and until the Company and/or Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Board has received evidence satisfactory to it that Participant may acquire such Common Stock pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Board shall be final, binding and conclusive. The Company reserves the right to legend any certificate acquired upon settlement of the Restricted Stock Unit Award, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

Section 8.          Lock-Up Period. Notwithstanding anything contained in this Agreement to the contrary, Participant shall not, without the consent of the Company, sell or otherwise transfer any shares of Common Stock acquired upon settlement of the Restricted Stock Unit Award (or successor interests thereto received in connection with an IPO) for a period of time determined by the Board as requested by the underwriters in connection with the IPO. The Company may impose stop-transfer instructions and may stamp each stock certificate with a legend as the Company may consider appropriate under the circumstances to effectuate the foregoing restriction.

Section 9.          Adjustments. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 4.2 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure and for material corporate transactions; provided, however, for the avoidance of doubt, any dividends which are the subject of Dividend Equivalents shall not also be the cause of adjustments to the Restricted Stock Units pursuant to Section 4.2 of the Plan.

Section 10.        No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service with the Company or any Affiliate.

Section 11.        Limitation of Rights. Participant shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units, including, without limitation, any right to vote any shares of Common Stock underlying such Restricted Stock Units or to receive dividends or other distributions in respect thereof, unless and until there is a date of settlement and issuance to Participant of the underlying Common Stock. Notwithstanding the foregoing, the Restricted Stock Unit Award granted hereunder is hereby granted in tandem with corresponding dividend equivalents with respect to each share of Common Stock underlying the Restricted Stock Unit Award granted hereunder (each, a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which it corresponds. Participant shall be entitled to accrue payments equal to dividends declared, if any, on the Common Stock underlying the Restricted Stock Unit to which such Dividend Equivalent relates, payable in cash and subject to the vesting of the Restricted Stock Unit to which it relates, at the time the Common Stock underlying the Restricted Stock Unit is settled and delivered to Participant pursuant to Section 4; provided, however, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be deposited with the Company, shall be deemed to be part of the Dividend Equivalent, and shall be subject to the same vesting requirements, restrictions on transferability and forfeitability as the Restricted Stock Units to which they correspond. Dividend Equivalents shall not entitle Participant to any payments relating to dividends declared after the earlier to occur of the settlement or forfeiture of the Restricted Stock Units underlying such Dividend Equivalents.

Section 12.        Construction. The Restricted Stock Unit Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the Restricted Stock Unit Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon Participant.

Section 13.        Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 14.        Governing Law. This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 15.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 16.        Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 17.        Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 13.3 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.

Section 18.        Entire Agreement. Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter.

Section 19.       Forfeiture and Recapture. The Restricted Stock Unit Award will be subject to recoupment in accordance with any existing clawback or recoupment policy, or clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. The implementation of any clawback or recoupment policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

Name:
Date:

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